Exhibit 10.33

January 25, 2017
Joseph O’Daniel
Dear Joseph,
Overland Storage, a subsidiary of Sphere3D Storage, Corp. ("Sphere3D'') is pleased to extend the following offer of employment under the general terms set forth below:
Position:         President - Virtualization & Professional Services
Location:         5151 Samuell Blvd., Suite 130, Dallas, TX 75228
Reports to:        CEO - Eric Kelly

Compensation:
$200,000 annual base salary paid in accordance with our normal payroll practices and subject to normal withholding. You will be eligible to participate in the executive incentive plan upon final approval of the Compensation Committee of the Board of Directors (the "Committee"). Management currently intends to propose an executive incentive plan based on corporate and individual goals to be established by the Committee with a target incentive of 100% of your annual base salary.

Retention Bonus:
As additional consideration for your employment and as an inducement for you to join Sphere3D, and provided that your employment with Sphere 3D or Overland continues through January 12, 2018 (or is terminated by Sphere3D or Overland without Cause (as defined below) prior to such date and you provide a Release as contemplated below under "Severance and Change of Control"), we agree to pay you a Retention Bonus in the amount of:

$700.442 (subject to applicable tax withholding),

The Retention Bonus will be paid on January 12, 2018.

Restricted Stock Units:
As additional consideration for your employment and as an inducement for you to join Sphere 3D, we agree to issue you the following Restricted Stock Units (“RSUs") promptly following the start of your employment (subject to adjustment as set forth below):

(1)
1,144,513 RSUs (the "Initial RSUs"), which shall vest in one installment on March 1, 2017, provided you remain continuously employed by Sphere 3D or Overland through such date (or your employment is terminated without Cause prior to such date und you provide a Release as contemplated below under "Severance and Change of Control'"). Notwithstanding the foregoing, if, on the trading day immediately preceding the date of delivery of the Initial RSUs, the calculated price of Sphere 3D's common shares based on a 45 day VWAP (the “Initial RSU Adjustment Price") exceeds $0.34, then the number of Initial RSUs shall be adjusted to (x) 228,903 plus the product of (y) 915,610 multiplied by a fraction, the numerator of which is $0.34 and the denominator of which is the Initial RSU Adjustment Price. Formula as

Joseph O’Daniel
Offer of Employment
January 25, 2017

follows: X+(Y*.34/Initial RSU Adjustment Price). If an adjustment is not made pursuant to the immediately preceding sentence and you sell all of the shares delivered to you following vesting of the Initial RSUs (excluding shares withheld or sold to cover tax withholding for such vesting event) within twenty (20) calendar days of the delivery date for a price that is less than $0.34, then Sphere 3D will pay you in cash within 15 days an amount equal to (a) $389,134 minus (b) the aggregate gross sale price you receive for the sale of the shares underlying the Initial RSUs (including any shares sold to cover tax withholding before deduction for any sales commissions, underwriters discounts, broker fees or similar expenses).

(2)
572,256 RSUs (the "Second RSUs’), which shall vest in one installment on June I, 2017, provided you remain continuously employed by Sphere 3D or Overland through such date (or your employment is terminated without Cause prior to such date and you provide a Release as contemplated below under “Severance and Change of Control"). Notwithstanding the foregoing, if, on the trading day immediately preceding the date of delivery of the Second RSUs, the calculated price of Sphere 3D's common shares based on a 45 day VWAP (the "Second RSU Adjustment Price") exceeds $0.34, then the number of Second RSUs shall be adjusted to (x) 114.451 plus the product of (y) 457,805 multiplied by a fraction, the numerator of which is $0.34 and the denominator of which is the Second RSU Adjustment Price. Formula as follows: X+(Y*.34/Second RSU Adjustment Price).

(3)
572,256 RSUs (the Third RSUs"), which shall vest in one installment on September 1, 2017, provided you remain continuously employed by Sphere 3D or Overland through such date (or your employment is terminated without Cause prior to such date and you provide a Release as contemplated below under "Severance and Change of Control"). Notwithstanding the foregoing, if, on the trading day immediately preceding the date of delivery of the Third RSUs, the calculated price of Sphere 3D's common shares based on a 45 day VWAP (the "'Third RSU Adjustment Price'') exceeds $0.34, then the number of Third RSUs shall be adjusted to (x) 114,451 plus the product of (y) 457,805 multiplied by a fraction, the numerator of which is $0.34 and the denominator of which is the Third RSU Adjustment Price. Formula as follows: X+(Y*.34/Third RSU Adjustment Price).

(4)
572,256 RSUs (the "Final RSUs"), which shall vest in one installment on January 3, 2018, provided you remain continuously employed by Sphere 3D or Overland through such date (or your employment is terminated without Cause prior to such date and you provide a Release as contemplated below under "Severance and Change of Control"). Notwithstanding the foregoing, if, on the trading day immediately preceding the date of delivery of the Final RSUs, the calculated price of Sphere 3D's common shares based on a 45 day VWAP (the "Final RSU Adjustment Price") exceeds $0.34, then the number of Final RSUs shall be adjusted to (x) 114,451 plus the product of (y) 457,805 multiplied by a fraction, the numerator of which is $0.34 and the denominator of which is the Final RSU Adjustment Price. Formula as follows: X+(Y*.34/Final RSU Adjustment Price).

Joseph O’Daniel
Offer of Employment
January 25, 2017

In each case. the RSUs that vest will be paid on the thirtieth (30th) day after the applicable vesting date (or, if such day is not a business day, on the next business day thereafter). All payments in respect of the foregoing RSU grants are subject to applicable tax withholding. All share and per share numbers and amounts contained herein shall be subject to adjustment for any share splits, combinations, share dividends, recapitalizations and the like with respect to the common shares of Sphere 3D effected after the date hereof. These RSU grants will be subject to the terms and conditions of Sphere 30's standard form of award agreement for “inducement grants" of RSUs to newly-hired employees (as modified to reflect the terms hereof); provided, however, that any contingency or conditional issuance provisions with respect to such “inducement grants" (other than the initiation of your employment with Overland) shall not apply.

Change of Control:	"Change of Control" will be defined to have occurred if, and only if, during the term of your employment with Sphere3D:

(i)
any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act) is or becomes the "Beneficial Owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company (other than as a result of a purchase of shares directly from the Company in a capital-raising transaction);

(ii)
there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company ("Transaction”), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction; or

(iii)	all or substantially all of the assets of the Company are sold, liquidated or distributed;

If your employment is terminated by Sphere3D within the first two years of this agreement for any reason other than for Cause; then, subject to your signing and delivering to Sphere 3D a general release of claims in the form provided by Sphere 3D (a "Release") within 21 days following your receipt thereof, Sphere3D will be obligated to pay your base salary for the time remaining calculated from the date of termination until the second anniversary of this agreement. The remaining base salary will be paid in accordance with Sphere3D's standard payroll procedures over that period of time. If the termination described in this paragraph occurs on or after a change of control, then the amount you receive pursuant to the immediately preceding paragraph shall reduce, dollar-for-dollar, the amount you are entitled to receive under this paragraph.

Joseph O’Daniel
Offer of Employment
January 25, 2017

If, for any reason, Sphere3D fails to timely pay the Retention Bonus, you will be immediately released from all Non-Competition obligations contained in that certain Equity Purchase Agreement by and among Sphere 3D, Overland Storage, Unified ConneXions, lnc., HVE ConneXions, LLC, you and the other Holders (as defined therein) dated as of January 20, 2017 (the "Equity Purchase Agreement"). The foregoing sentence does not constitute an election of waiver of remedies and shall not prevent you from seeking any other recourse against Sphere3D.
"Cause" shall mean any of the following: (i) your final, non-appealable conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (ii) your willful neglect of duties which you fail to reasonably cure within 30 days after receiving written notice from Sphere3D that specifies the specific duties that you have failed to perform (if such conduct is curable).
At Sphere3D we strive to maintain a safe, drug-free work environment conducive to effective business operations. We require that our personnel and operating practices be consistent with the highest standards of health and safety.
The Immigration Reform and Control Act of 1986 require employers to provide verification of a new employee's identity and employment eligibility on their first day of employment. It is necessary, therefore, that you complete the US Government and Employment Eligibility Verification Form (1-9) and provide documentation to verify your identity and employment eligibility.
In order to document your acceptance of this mutually binding agreement, please countersign this letter no later than close of business on Wednesday, January 25, 2017 and return to Eric Kelly. Your employment is conditioned on our receipt of your executed copy of this letter and an executed copy of the Company's form of Proprietary Information and Inventions Assignment Agreement, a copy of which has been provided to you.

Joseph, we look forward to you joining the Sphere 3D Executive Management Team.
Sincerely
/s/ Eric Kelly

Eric Kelly
President and Chief Executive Officer

Acceptance: /s/ Joseph O’Daniel             Date: 1-25-17

By signing, I understand, acknowledge and agree to all of the terms of this offer.